CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Post-Effective Amendment No. 590 and Amendment No. 593 to the Registration Statement on Form N-1A of EA Series Trust with respect to Towle Value ETF, a series of shares of EA Series Trust, under the heading “Other Service Providers” in the Prospectus, “Independent Registers Public Accounting Firm” in the Statement of Additional Information and to the use of our report dated November 25, 2025 on the financial statements and financial highlights of Towle Deep Value Fund, a series of shares of Investment Managers Series Trust. Such financial statements and financial highlights appear in the 2025 Financial Statements in Form N-CSR, which are incorporated by reference into the Registration Statement.

                             /s/ TAIT, WELLER & BAKER LLP

Philadelphia, Pennsylvania
March 13, 2026